Exhibit 99.1

 Gran Tierra Energy Announces Fourth Quarter and 2011 Year-End Results

Company Reports Record Levels of Proved Reserves, Production Volumes, and Revenues

CALGARY, Alberta, February 27, 2012, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE Amex: GTE, TSX: GTE), a company focused on oil exploration and production in South America, today announced financial and operating results for the quarter and year ended December 31, 2011.  All dollar amounts are in United States dollars unless otherwise indicated.

Financial and operating highlights for the year include:

•	In 2011, oil and natural gas production net after royalty (“NAR”) and inventory adjustments averaged 17,408 barrels of oil equivalent per day (“BOEPD”), an increase of 20% over 2010;
•	Estimated proved oil and natural gas liquids (“NGL”) reserves, NAR, as at December 31, 2011, were 30.9 million barrels (“MMbbl”), a 31% increase from Gran Tierra Energy’s estimated proved reserves as at December 31, 2010;
•	Estimated proved gas reserves, NAR, as at December 31, 2011, were 18.3 billion cubic feet (“Bcf”) compared with 1.2 Bcf as at December 31, 2010;
•	Revenue and other income increased by 60% to $597.4 million in 2011 compared with $374.5 million in 2010;
•	Net income grew by 241% from the prior year to $126.9 million, representing basic net income per share of $0.46 and diluted net income per share of $0.45. This compares with net income of $37.2 million, or $0.15 per share basic and $0.14 per share diluted, in 2010;
•	Funds flow from operations increased 57% to $319.0 million in 2011 from $203.1 million in 2010;
•	Cash and cash equivalents was $351.7 million as at December 31, 2011 compared to $355.4 million as at December 31, 2010;
•	Completed the acquisition of Petrolifera Petroleum Limited (“Petrolifera”) on March 18, 2011;
•	Commenced production from the Moqueta field in Colombia in June of 2011 and successfully drilled three additional appraisal wells;
•	Discovered oil on the Rinconada Norte Block in Argentina with the RN x-1004 exploration well and made a second oil discovery on the Garibay Block in Colombia with the Melero-1 exploration well;
•	Stabilized production from the Puesto Morales Block in Argentina and drilled two new development wells on the Puesto Morales Este Block;
•	Announced two farm-in agreements with Statoil do Brasil Ltda. (“Statoil”). Statoil is a partner in a joint venture with PetróleoBrasileiro S.A. in the two blocks in Brazil’s deepwater offshore Camamu-Almada Basin; and
•	Expanded Gran Tierra Energy’s partnership with Compania Espanola de Petroleos, S.A.U. (“CEPSA”) with two farm-in agreements, adding new exploration acreage in the Llanos Basin.

“2011 was another year of success strategically, operationally and financially.  Strategically, we added new exploration acreage and drilling prospects to the portfolio in all four countries of operations, and established partnerships with strategic players in the region.  Operationally, we attained record levels of production and reserves through a combination of superior reservoir management of existing reserves, appraisal success of recent exploration discoveries, and the acquisition of Petrolifera.  Financially, revenues, net income and funds flow from operations reached record levels due to record production levels and robust oil markets,” said Dana Coffield, President and CEO of Gran Tierra Energy. “Although we had a number of exploration disappointments last year, this year is starting with positive indications at Ramiriqui-1 in Colombia, and we have several other very exciting exploration wells to be drilled this year in Peru and Brazil.  As before, our balance sheet remains strong, with our 2012 capital program expected to be funded out of cash flow and cash at current oil prices, as we diligently execute on the continued growth of Gran Tierra Energy.”

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 Production Review

	Three Months Ended December 31, 2011				Three Months Ended December 31, 2010
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross Production	1,938,687	303,374	22,620	2,264,681	1,877,879	86,153	-	1,964,032
Royalties	(513,372)	(35,690)	(2,822)	(551,884)	(505,372)	(9,922)	-	(515,294)
Inventory Adjustment	(2,390)	(4,298)	(2,177)	(8,865)	17,180	(514)	-	16,666
Production Net After Royalties (NAR)	1,422,925	263,386	17,621	1,703,932	1,389,687	75,717	-	1,465,404
Barrels of Oil Equivalent Per Day (BOEPD) (NAR)	15,467	2,863	192	18,521	15,105	823	-	15,928

	Year Ended December 31, 2011				Year Ended December 31, 2010
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross Production	7,470,409	1,040,349	53,830	8,564,588	6,784,261	324,674	-	7,108,935
Royalties	(2,066,860)	(119,545)	(6,657)	(2,193,062)	(1,799,947)	(37,727)	-	(1,837,674)
Inventory Adjustment	(10,062)	(3,446)	(4,115)	(17,623)	4,992	(2,903)	-	2,089
Production Net After Royalties (NAR)	5,393,487	917,358	43,058	6,353,903	4,989,306	284,044	-	5,273,350
Barrels of Oil Equivalent Per Day (BOEPD) (NAR)	14,777	2,513	118	17,408	13,670	778	-	14,448

Financial Review

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
(Thousands of U.S. Dollars)
Revenue and Other Income	$161,735	$112,667	44	$597,407	$374,460	60
Net income (loss)	$32,552	$13,118	148	$126,917	$37,172	241

(US Dollars per Share)
Net Income (Loss) Per Share - Basic	$0.12	$0.05	140	$0.46	$0.15	207
Net Income (Loss) Per Share - Diluted	$0.11	$0.04	175	$0.45	$0.14	221

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 Funds flow From Operations - Non-GAAP Measure

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
(Thousands of U.S. Dollars)
Net income	$32,552	13,118	$126,917	37,172
Adjustments to reconcile net income to funds flow from operations
Depletion, depreciation, accretion and impairment	71,061	56,335	231,235	163,573
Deferred taxes	(13,734)	7,936	(29,222)	(20,090)
Stock-based compensation	3,384	2,601	12,767	8,025
Unrealized gain on financial instruments	-	-	(1,354)	(44)
Unrealized foreign exchange (gain) loss	(1,831)	(12,350)	(1,695)	14,786
Settlement of asset retirement obligation	(36)	(23)	(345)	(286)
Equity taxes payable long-term	(999)	-	2,442	-
Gain on acquisition	-	-	(21,699)	-
Funds flows from operations	$90,397	$67,617	$319,046	$203,136

(1)	Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by the principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. The method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred taxes, stock-based compensation, gain on financial instruments, unrealized foreign exchange (gain) loss, settlement of asset retirement obligation, equity tax and gain on acquisition.

Fiscal 2011 Highlights

Net income was $126.9 million, or $0.46 per share basic and $0.45 per share diluted, in 2011 compared with $37.2 million, or $0.15 per share basic and $0.14 per share diluted, in 2010. Increased oil and natural gas sales due to increased production and higher realized oil prices, a $21.7 million gain on the Petrolifera acquisition and the absence of foreign exchange losses were partially offset by a $42.0 million impairment loss in the Peru cost center, a $25.7 million impairment loss in the Argentina cost center, a Colombian equity tax of $8.3 million and increased operating, depreciation, depletion, and accretion and general and administrative (“G&A”) expenses.

Oil and NGL production, NAR and inventory changes, in 2011 increased to 6.1 MMbbl, a 17% increase compared with 5.2 MMbbl in 2010. The increase was due to improved production from the Moqueta, Jilguero and Juanambu fields, production from Petrolifera and the reduced impact of pipeline interruptions. Petrolifera’s oil and NGL production for the period since the acquisition date, NAR, was 0.5 MMbbl.

Average realized oil prices in 2011 increased by 36% to $96.60 per barrel from $71.19 per barrel in 2010 reflecting higher West Texas Intermediate (“WTI”) oil prices and the premium to WTI received in Colombia during 2011. The average WTI oil price for 2011 was $95.06 as compared to $79.43 in 2010.

Increased production and higher oil prices resulted in a 60% increase in revenue and other income to $597.4 million for 2011 compared with 2010.

Operating expenses for 2011 amounted to $86.5 million, or $13.61 per barrel of oil equivalent (“BOE”), compared with $59.4 million or $11.27 per BOE, in 2010. The increase in operating expenses was primarily due to an increase of $18.3 million in operating costs in Argentina ($15.9 million related to properties acquired from Petrolifera) and increases of $7.7 million in Colombia and $1.0 million in Brazil as a result of expanded operations.

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DD&A expenses for 2011 increased to $231.2 million compared with $163.6 million in 2010. DD&A expenses for 2011 includes a $42.0 million ceiling test impairment for the Peru cost center relating to seismic and drilling costs from two blocks which were relinquished, a $25.7 million impairment loss in the Argentina cost center related to an increase in estimated future operating and capital costs to produce the remaining Argentine proved reserves and a decrease in reserve volumes and $18.4 million of depletion, depreciation and accretion related to properties acquired from Petrolifera. DD&A expenses in 2010 included a $23.6 million ceiling test impairment in the Argentina cost center, of which $17.9 million related to the abandonment of the GTE.St.VMor-2001 sidetrack operations. On a BOE basis, DD&A in 2011 was $36.39 compared with $31.02 for 2010, representing a 17% increase resulting from the same factors.

G&A expenses of $60.4 million for 2011 were 50% higher than in 2010 due to increased employee related costs reflecting the expanded operations in all business segments, $1.2 million of expenses associated with the acquisition of Petrolifera and the inclusion of Petrolifera G&A expenses of $7.3 million (including interest on bank debt of $1.6 million, which was retired in August 2011). G&A expenses per BOE increased 25% to $9.50 per BOE compared with $7.63 per BOE for 2010 due to the same factors.

Equity tax represents a Colombian tax of 6% on a legislated measure which is based on the Colombian segment’s balance sheet equity at January 1, 2011. The equity tax is assessed every four years.

The gain on acquisition in 2011 relates to the acquisition of Petrolifera. This gain reflects the impact on Petrolifera’s pre-acquisition market value of its lack of liquidity and capital resources required to maintain production and reserves and further develop and explore its inventory of prospects.

There were essentially no foreign exchange gains or losses as a result of an unrealized non-cash foreign exchange gain of $1.7 million being offset by realized foreign exchange losses. The non-cash foreign exchange gain primarily relates to the translation of deferred tax liabilities. This compares to a foreign exchange loss of $16.8 million recorded in 2010, of which $14.8 million was an unrealized non-cash foreign exchange loss. Under GAAP, deferred taxes are considered a monetary liability and require translation from local currency to U.S. dollar functional currency at each balance sheet date. This translation results in the recognition of unrealized exchange losses or gains. The Colombian Peso devalued by 1.5% against the US dollar in the year ended December 31, 2011 resulting in an unrealized foreign exchange gain which was offset by realized foreign exchange losses. In 2010, the Colombian Peso strengthened against the US dollar by 6%.

Income tax expense for 2011 was $107.3 million compared with $57.2 million in 2010. This represents an increase of 103%, primarily as a result of higher net income in Colombia. For the year ended December 31, 2011, the effective income tax rate was 46% compared with 61% in 2010 due to a decrease in non-taxable foreign currency translation adjustments and the non-taxable gain on acquisition in 2011, partially offset by an increase in the valuation allowance on deferred tax assets mainly in Peru. The variance in the effective tax rates compared with the 35% U.S. statutory rate was attributable to the same factors and other permanent differences.

Balance Sheet Highlights

Cash and cash equivalents was $351.7 million as at December 31, 2011 compared to $355.4 million as at December 31, 2010. The change in cash and cash equivalents during 2011 was primarily the result of $333.2 million of capital expenditures offset by funds flow from operations of $319.0 million and a decrease in non-cash working capital of $37.8 million. Gran Tierra Energy is debt free.

Reserve and Production Highlights

Estimated proved oil and NGL reserves, NAR, as at December 31, 2011, were 30.9 MMbbl, a 31% increase from the estimated proved reserves as at December 31, 2010. The increase was due to the acquisition of Petrolifera which had reserves in Argentina and Colombia, positive technical revisions to Costayaco reserves (based on reservoir performance), the drilling of additional appraisal wells in the Moqueta field and the acquisition of a 70% working interest in Block 155 in Brazil which more than offset 2011 oil production of approximately 6.1 MMbbl NAR. Estimated probable and possible oil and NGL reserves, NAR, as at December 31, 2011 were 10.5 MMbbl and 17.6 MMbbl, respectively.

Estimated proved gas reserves, NAR, as at December 31, 2011, were 18.3 Bcf compared with 1.2 Bcf at December 31, 2010. The increase was due to the acquisition of Petrolifera. At December 31, 2011, 75% of proved gas reserves were in the Sierra Nevada Block and 19% were in the Puesto Morales Block, both of which were acquired in the Petrolifera acquisition. Estimated probable and possible gas reserves, NAR, as at December 31, 2011 were 25.7 Bcf and 116.5 Bcf, respectively

As per Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the reserves definitions in the Canadian Oil and Gas Evaluation Handbook (“COGEH”), oil reserves NAR to Gran Tierra Energy as at December 31, 2011 are approximately 31.0 MMbbl proved, 10.6 MMbbl probable, and 18.2 MMbbl possible, and 59.8 MMbbl total 3P reserves. This compares to reserves as at December 31, 2010 of 23.3 MMbbl proved, 7.3 MMbbl probable and 16.2 MMbbl possible, and total 3P reserves of approximately 46.8 MMbbl.

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Similarly, as per NI 51-101 and COGEH, gas reserves NAR to Gran Tierra Energy as at December 31, 2011 are approximately 18.3 Bcf proved, 25.8 Bcf probable, and 116.5 Bcf possible, and 160.6 Bcf total 3P reserves. This compares to reserves as at December 31, 2010 of 1.2 Bcf proved, 0.1 Bcf probable and 42.1 Bcf possible, and total 3P reserves of approximately 43.4 Bcf.

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible (3P) reserves.

Annual production for 2011 averaged approximately 23,400 company interest BOEPD before royalties, or 17,408 BOEPD NAR, an increase of approximately 21% versus 14,440 BOEPD NAR in 2010. Production in the fourth quarter of 2011 averaged approximately 18,600 BOEPD NAR.

BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 thousand cubic feet to one barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Fourth Quarter 2011 Operational Highlights

Colombia

Gran Tierra Energy announced that it had entered into a farm-in agreement with CEPSA Colombia S.A., a wholly-owned subsidiary of CEPSA, whereby Gran Tierra Energy will earn a 45% working interest (“WI”) in Concession Contract Llanos-22 (CEPSA will retain a 55% WI and Operatorship) and CEPSA will farm-in for a 30% WI on the Piedemonte Norte Block (Gran Tierra Energy will retain a 70% WI and Operatorship). The completion of the two transactions is subject to obtaining regulatory approval from Colombia’s Agencia Nacional de Hidrocarburos (“ANH”) and other customary conditions of closing.

Gran Tierra Energy announced the Rumiyaco-1 and Brillante SE-2 wells were plugged and abandoned. New 3-D seismic data over the Brillante field indicates the original fault block with the discovery well is larger than originally interpreted from old 2-D seismic data; future drilling will focus on proving additional reserves in that area.

Brazil

Drilling of the 1-GTE-01-BA vertical pilot oil exploration well was completed on November 24, 2011. The well is located in Block REC-T-142 in the prolific onshore Recôncavo Basin. Core samples were acquired from the prospective reservoir section of the pilot well and Gran Tierra Energy plans to drill a horizontal sidetrack in mid-2012 to test the productivity of the light oil sandstone reservoir targets.

Drilling of the 1-GTE-02-BA oil exploration well began on November 23, 2011. This well is located in Block REC-T-129 in the Recôncavo Basin. The well reached total depth of approximately 6,412 feet measured depth (“MD”) and is suspended while plans are finalized for drilling a horizontal leg in mid-2012.

Drilling of the 3-GTE-03-BA delineation well began on December 1, 2011 to further develop the existing discovery on Block REC-T-155 in the Recôncavo Basin. The well is situated 1.2 kilometers north of the 1-ALV-2-BA discovery well. Oil bearing reservoir intervals in the Sergi and Agua Grande formations were encountered and the company is moving forward with plans to complete and place the well on production.

Peru

A drilling location was identified for the first exploration well on Block 95, with civil construction initiated in the third quarter of 2011. Drilling is expected to be undertaken in the second half of 2012, pending regulatory approvals. An oil field has already been discovered on Block 95, with the discovery well drilled in 1974 flowing 807 BOPD naturally without pumps. The new exploration well is expected to further delineate this field and explore deeper reservoir horizons not penetrated by the discovery well.

Permitting for drilling on Block 107 was advanced. A 390 km infill 2D seismic program is planned for the second half of 2012 on Block 107 in the Ucayali Basin in preparation for oil exploration drilling in 2013. The prospects on Block 107 are on trend with the world class gas-condensate discoveries that have been made in the Camisea region in southern Peru. Both oil and gas seeps are present on Block 107. Geologic studies are ongoing on the adjacent Block 133 in preparation for seismic acquisition in 2013.

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Gran Tierra Energy is evaluating the prospectivity of Blocks 123 and 129 based on recently acquired 2D seismic data together with its joint venture partners ConocoPhillips (Operator) and Talisman.  An infill seismic program consisting of 567 km of 2D seismic is planned to be acquired in the first half of 2012.

Argentina

Gran Tierra Energy has completed drilling PME.a-1003 and PMEa-1004, the first of four new development wells planned in the Puesto Morales field of the Neuquen Basin, with the purpose of improving recovery and growing production from this mature oil field. Since taking over operatorship in March, the production decline of the last several years has been halted with a work-over program on existing wellbores.

Operational Events Subsequent to Year-End 2011

In Colombia, drilling continues on the Ramiriqui-1 exploration well in the Llanos-22 Block, located in the Andean foothills trend of the Llanos Basin. The Mirador formation is interpreted as oil bearing with up to 130 feet MD gross thickness based on cuttings and logging while drilling. Casing has been set and drilling is continuing in order to evaluate deeper reservoir potential. Testing is planned after the completion of drilling.

Also in Colombia, the Pacayaco-1ST1 exploration well reached total true vertical depth of 5,343 feet. Approximately ten feet of oil column in the T-Sandstone was interpreted from cuttings and evaluation of wireline logs. It was determined that the formation did not contain economic quantities of hydrocarbons so the well was plugged and abandoned.

In Brazil, drilling of the 3-GTE-04-BA delineation well in Block REC-T-155 began on January 8, 2012. The well is situated 0.70 kilometers south-southeast of the 1-ALV-2-BA discovery well.

Also in Brazil, on February 17, 2012, in accordance with the terms of a farmout agreement, Gran Tierra Energy gave notice to Statoil that Gran Tierra Energy would not enter into and assume its share of the work obligations of the second exploration period of Block BM-CAL-10. As a result, the farmout agreement has terminated and Gran Tierra Energy will not receive any interest in the block. Pursuant to the farmout agreement, Gran Tierra Energy is obligated to make payment for a certain percentage of the costs relating to Block BM-CAL-10, which relate primarily to the well that was drilled during the term of the farmout agreement. Gran Tierra Energy expects to make that payment, in the approximate amount of $26 million, in March 2012.  In the first quarter of 2012, Gran Tierra Energy received government approval relating to the farmout agreement for Block BM-CAL-7.

In Peru, on January 17, 2012, PeruPetro signed the assignment documents for Block 95, officially transferring a 60% WI in the Block to Gran Tierra Energy.

2012 Work Program and Capital Expenditure Program

Gran Tierra Energy previously announced a $367 million planned capital program for its exploration and production operations in Colombia, Brazil, Peru and Argentina in 2012. The capital spending program allocates $246 million for drilling, $39 million for facilities, equipment, pipelines, and $82 million for seismic activities.  The budget currently contemplates the drilling of 11 wells in Colombia, 13 wells in Argentina, two wells in Brazil and one well in Peru. The approved 2012 capital spending program also includes funds for 1,154 km of 2D and 427 km2 of 3D seismic acquisition programs in Colombia, Peru, Argentina and Brazil, primarily in preparation for additional exploration and production drilling operations in 2013 and beyond. The 2012 work program and budget is expected to be funded primarily from cash flows from operations, with the balance from cash on hand as necessary, at current oil prices.

Excluding potential exploration success, production in 2012 is expected to range between 26,000 to 27,000 BOEPD gross, or 20,000 to 21,000 BOEPD NAR. Approximately 95% of this production consists of light oil, with the balance consisting of natural gas.

In early February 2012, a pipeline disruption on the Ecopetrol-operated OTA pipeline in Colombia resulted in reduced oil sales for a portion of early February. Gran Tierra Energy production from January 1, 2012 to February 21, 2012, has averaged approximately 18,300 BOEPD NAR. Production has now resumed to approximately 19,000 BOEPD NAR.

Conference Call Information:

Gran Tierra Energy Inc. will host its fourth quarter and year-end 2011 results conference call on Tuesday , February 27th at 4:00 p.m. Eastern Standard Time (EST). Prior to the conference call, Gran Tierra Energy will release its financial results on February 27th before markets open.

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President and CEO Dana Coffield, COO Shane O’Leary and acting CFO James Rozon will discuss Gran Tierra Energy’s financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-800-299-7635 (domestic) or 617-786-2901 (international), pass code 28864986. The call will also be available via web cast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on March 12, 2012.  To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) pass code 44218592.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Amex Exchange (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Additional information concerning Gran Tierra Energy is available at www.grantierra.com, on SEDAR (www.sedar.com) and with the Securities and Exchange Commission (www.sec.gov).

Forward Looking Statements:

The statements in this news release regarding Gran Tierra Energy’s expected funding of its 2012 capital spending program out of cash flow and current cash, its planned drilling and explorations activities for 2012, and expected production for 2012, together with all other statements regarding expected or planned development, testing, drilling or exploration, or that otherwise reflect expected future results or events, constitute forward looking information and forward looking statements or financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. Words such as “will,” “expected,” “plans, “planned” and similar words identify statements as forward-looking statements.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to the accuracy of Gran Tierra Energy’s reserves estimates, the accuracy of test results, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations and the general continuance of current or, where applicable, assumed operational and industry conditions. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

These statements are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy’s operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which impact its testing and drilling operations and the production, transport or sale of its products; geographic, political and weather conditions can impact testing and drilling operations and the production, transport or sale of its products; and the risk that the current global economic and credit crisis may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances where, for unforeseen reasons a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program. Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy’s Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy’s Annual Report on Form 10-K filed February 27, 2012.These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

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Contact Information

For media and investor inquiries please contact Jason Crumley, Director, Investor Relations at 403-265-3221, 403-218-2839, info@grantierra.com.

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

REVENUE AND OTHER INCOME
Oil and natural gas sales	$161,407	$112,527	$596,191	$373,286
Interest	328	140	1,216	1,174
	161,735	112,667	597,407	374,460
EXPENSES
Operating	25,214	20,418	86,497	59,446
Depletion, depreciation, accretion, and impairment	71,061	56,335	231,235	163,573
General and administrative	14,025	12,393	60,389	40,241
Equity tax	-	-	8,271	-
Financial instruments gain	-	-	(1,522)	(44)
Gain on acquisition	-	-	(21,699)	-
Foreign exchange (gain) loss	(3,784)	(16,902)	(11)	16,838
	106,516	72,244	363,160	280,054

INCOME BEFORE INCOME TAXES	55,219	40,423	234,247	94,406
Income tax expense	(22,667)	(27,305)	(107,330)	(57,234)
NET INCOME AND COMPREHENSIVE INCOME	32,552	13,118	126,917	37,172
RETAINED EARNINGS, BEGINNING OF PERIOD	152,462	44,979	58,097	20,925
RETAINED EARNINGS, END OF PERIOD	$185,014	$58,097	$185,014	$58,097

NET INCOME PER SHARE — BASIC	$0.12	$0.05	$0.46	$0.15
NET INCOME PER SHARE — DILUTED	$0.11	$0.04	$0.45	$0.14
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	277,897,512	257,286,475	273,491,564	253,697,076
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	287,547,237	268,150,493	281,287,002	264,304,831

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	As at December 31,
	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$351,685	$355,428
Restricted cash	1,655	250
Accounts receivable	69,362	43,035
Inventory	7,116	5,669
Taxes receivable	21,485	6,974
Prepaids	3,597	1,940
Deferred tax assets	3,029	4,852

Total Current Assets	457,929	418,148

Oil and Gas Properties (using the full cost method of accounting)
Proved	618,982	442,404
Unproved	417,868	278,753

Total Oil and Gas Properties	1,036,850	721,157

Other capital assets	7,992	5,867

Total Property, Plant and Equipment	1,044,842	727,024

Other Long Term Assets
Restricted cash	13,227	1,190
Deferred tax assets	4,747	-
Other long term assets	3,454	311
Goodwill	102,581	102,581

Total Other Long Term Assets	124,009	104,082

Total Assets	$1,626,780	$1,249,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$82,189	$76,023
Accrued liabilities	66,832	32,120
Taxes payable	95,482	43,832
Asset retirement obligation	326	338

Total Current Liabilities	244,829	152,313

Long Term Liabilities
Deferred tax liability	186,799	204,570
Equity tax payable	6,484	-
Asset retirement obligation	12,343	4,469
Other long term liabilities	2,007	1,036

Total Long Term Liabilities	207,633	210,075

Shareholders’ Equity
Common shares	7,510	4,797
(262,304,249 and 240,440,830 common shares and 16,323,819 and 17,681,123 exchangeable shares, par value $0.001 per share, issued and outstanding as at December 31, 2011 and 2010 respectively)
Additional paid in capital	980,014	821,781
Warrants	1,780	2,191
Retained earnings	185,014	58,097

Total Shareholders’ Equity	1,174,318	886,866

Total Liabilities and Shareholders’ Equity	$1,626,780	$1,249,254

9

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010

Operating Activities
Net income	$32,552	$13,118	$126,917	$37,172
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and accretion and impairment	71,061	56,335	231,235	163,573
Deferred taxes	(13,734)	7,936	(29,222)	(20,090)
Stock based compensation	3,384	2,601	12,767	8,025
Gain on financial instruments	-	-	(1,354)	(44)
Unrealized foreign exchange (gain) loss	(1,831)	(12,350)	(1,695)	14,786
Settlement of asset retirement obligations	(36)	(23)	(345)	(286)
Equity taxes	(999)	-	2,442	-
Gain on acquisition	-	-	(21,699)	-
Net changes in non-cash working capital	-	-
Accounts receivable	74,387	29,872	(15,627)	(5,323)
Inventory	(552)	(1,222)	(548)	(1,221)
Prepaids	(1,545)	(130)	(1,321)	(120)
Accounts payable and accrued liabilities	27,905	5,190	19,918	(3,212)
Taxes receivable and payable	25,764	1,067	35,422	10,522

Net cash provided by operating activities	216,356	102,394	356,890	203,782

Investing Activities
Restricted cash	(10,457)	(304)	(10,197)	352
Oil and gas property expenditures	(79,924)	(63,345)	(333,194)	(152,299)
Proceeds from disposition of oil and gas property	-	6,386	4,450	7,986
Cash acquired on acquisition	-	-	7,747	-
Proceeds on sale of asset backed commercial paper	-	-	22,679	-
Long term assets and liabilities	(3,201)	8	(3,138)	36

Net cash used in investing activities	(93,582)	(57,255)	(311,653)	(143,925)

Financing Activities
Settlement of bank debt	-	-	(54,103)	-
Proceeds from issuance of common stock	2,541	1,893	5,123	24,785

Net cash (used in) provided by financing activities	2,541	1,893	(48,980)	24,785

Net increase (decrease) in cash and cash equivalents	125,315	47,032	(3,743)	84,642
Cash and cash equivalents, beginning of period	226,370	308,396	355,428	270,786

Cash and cash equivalents, end of period	$351,685	$355,428	$351,685	$355,428

Cash	$172,645	$272,151	$172,645	$272,151
Term deposits	179,040	83,277	179,040	83,277
Cash and cash equivalents, end of period	$351,685	$355,428	$351,685	$355,428

10